    Exhibit 99.1

Investor Contact: Steve Keenan
        (314) 719-1755
    InvestorRelations@Olin.com
News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Retired U.S. Army General Edward M. Daly Appointed to Olin’s Board of Directors
Clayton, MO, March 6, 2025 – Olin Corporation (NYSE: OLN) announced today that General (U.S. Army retired) Edward (Ed) Daly was appointed as a new director by Olin’s Board of Directors to serve on Olin’s Board effective March 5, 2025. General Daly was selected to serve on the Compensation Committee of Olin’s Board.

General Daly retired from the United States Army in May 2023, after serving our Nation honorably for more than 36 years, developing extensive expertise in defense procurement and logistics. His last assignment was as the 20th Commanding General of the U.S. Army Materiel Command, where he led 190,000 military personnel, civilians, and contractors, across all 50 U.S. states and more than 150 countries. In this role, General Daly provided logistics and materiel readiness across the U.S. Department of Defense and the Joint Forces, with an annual budget exceeding $50 billion.

Since his retirement, General Daly has founded Virtus 9, an innovative startup focused on enhancing U.S. national security. He also serves as President of Daly Consulting & Logistics. He is also on the Boards of and serves as an advisor to several companies, including SkyWater Technology and Zensights LLC.

General Daly grew up in New Jersey and graduated West Point. He also holds a master’s degree in business administration from Gonzaga University and a master’s in strategic studies from the U.S. Army War College. General Daly is the only career Logistics 4-Star General to graduate from West Point since its founding in 1802.

General Daly is keen to join Olin’s Board of Directors for multiple reasons, including his affinity for Winchester and the opportunity to continue serving the mission for the warfighter.

“We are thrilled to welcome General Daly to our Board of Directors. His exemplary military career, and fluid understanding of global trade and security will provide an extraordinary new perspective to our Board,” said Olin’s President & CEO, Ken Lane. “General Daly’s leadership and insight, will help guide our growth across all Olin businesses.”

COMPANY DESCRIPTION

Olin Corporation is a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, industrial cartridges, and clay targets.

Visit www.olin.com for more information on Olin Corporation and www.winchester.com to learn more about Winchester Ammunition.

2025-07